UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)           September 9, 2004

MTI Technology Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-23418	95-3601802

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14661 Franklin Avenue, Tustin, California		92780

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code           (714) 481-7800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     A. Agreements with Todd Schaeffer.

     On September 9, 2004, we entered into a Severance and Release Agreement with Todd Schaeffer, our chief financial officer. The severance agreement addresses the terms and conditions of Mr. Schaeffer’s termination as our chief financial officer and his provision of consulting services to us thereafter.

     As severance, we will pay Mr. Schaeffer an amount equal to his current annual salary for a period of one year, and during that year we will continue to pay him his current automobile allowance, pay his premium for insurance coverage pursuant to COBRA if he elects such coverage, and reimburse him for other medical, vision and dental expenses he may incur that would have been covered under our existing executive medical plan had he been employed by us as an executive at the time. The terms of our existing stock incentive plans allow for option grants to continue to vest following an optionee’s change in status from an employee to a consultant, and Mr. Schaeffer’s existing option grants will continue to vest during the period he serves as our consultant pursuant to the consulting agreement discussed below. During the one year severance period, Mr. Schaeffer is free to accept other employment. Mr. Schaeffer agreed to a general release of all claims he has or may have against us, and to customary restrictions on his use of our proprietary information following his termination.

     Pursuant to a Consulting Agreement executed concurrently and in connection with the severance agreement, during the one year period following his effective termination date Mr. Schaeffer will provide consulting services to us on an hourly basis with respect to our development and implementation of tactical and strategic financial planning in return for consulting fees equal to $125 per hour. The consulting agreement does not provide for maximum or minimum consulting services.

     The severance agreement and the consulting agreement are included as an exhibit to this report.

     B. Offer Letter to Scott Poteracki

     On October 13, 2004, we extended the offer to Scott Poteracki described under Item 5.02 below.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     A. Departure of Chief Financial Officer.

     Effective November 8, 2004, Todd Schaeffer, our chief financial officer, will cease to serve us in that capacity. See Item 1.01 above for a description of the terms and conditions of Mr. Schaeffer’s departure.

     B. Appointment of Chief Financial Officer.

     On November 8, 2004, Scott Poteracki will begin his employment as our chief financial officer. Pursuant to our offer letter to Mr. Poteracki dated October 13, 2004, but contingent upon our receipt of satisfactory results from a background check that was completed on October 22, 2004, Mr. Poteracki will receive an annual salary of $270,000 and an initial bonus of $25,000. Mr. Poteracki will also be entitled to participate in our executive benefits program on the same terms and conditions as our other executive officers, to an automobile allowance of $750 per month, and will receive a relocation bonus of $75,000. Subject to approval by the Compensation Committee of our Board of Directors, Mr. Poteracki will also receive an option to purchase 350,000 shares of our common stock pursuant to our 2001 Stock Incentive Plan at an exercise price equal to the fair market value of the stock on the date the Compensation Committee approves the grant. The option will vest in installments over 36 months so long as Mr. Poteracki continues to be employed by us.

     Scott J. Poteracki, age 51, serves as Vice President in charge of finance and accounting and as Chief Financial Officer of Cray, Inc. since October 2002. From March 2002 until October 2002, he was the Chief Financial Officer of Racal Instruments Group, Ltd. of Irvine, California, a manufacturer of electronics test and measurement equipment and systems. Prior to joining Racal Instruments, he was Corporate Controller and Senior Director, Finance, of Broadcom, Inc., a leading provider of highly integrated silicon solutions that enable broadband digital transmission of voice, video and data. From 1978 to June 2000, when he joined Broadcom, Mr. Poteracki held a number of finance positions at Motorola, Inc., most recently as Corporate Vice President and Director, Finance, of its Internet and Networking Group and Vice President and Director, Finance, of its Computer Group. Mr. Poteracki received a B.S., Accounting, from the University of Illinois and an M.B.A. from Arizona State University and is a certified public accountant.

Item 9.01 Financial Statements and Exhibits.

10.1	Severance and Release Agreement, dated September 9, 2004, between the Registrant and Todd Schaeffer (includes Consulting Agreement of even date therewith).

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTI TECHNOLOGY CORPORATION
Date: October 26, 2004	/s/ TODD SCHAEFFER
Todd Schaeffer
Chief Financial Officer